Exhibit 99.1
For Immediate Release — May 1, 2008
Telular Corporation Reports Second Quarter 2008 Results
- Company Delivers Strong Second Quarter 2008 Income from Continuing Operations of $2.5 Million and Cash Flow from Operations of $3.4 Million
- Targeting New Growth in Additional M2M Vertical Markets
CHICAGO, IL USA—Telular Corporation (NASDAQ: WRLS)
Telular Corporation reported revenue from continuing operations of $19.6 million for the second quarter ended March 31, 2008, up $2.7 million from $16.9 million reported in the same period last year and compared to $19.7 million reported in the first quarter of 2008. The Company reported second quarter income from continuing operations of $2.5 million or $0.13 per share, as compared to $290,000 or $0.02 per share reported in the same period last year and $2.2 million reported in the first quarter of 2008.
Second quarter 2008 Telguard® products and service revenues increased 24% to $15.8 million from $12.8 million reported in the same period last year and $15.5 million reported in the first quarter of 2008. Telguard product revenues increased 20% over the prior year period to $10.2 million. Telguard service revenues grew 31% from the prior year period to $5.5 million. In the second quarter of 2008, Telular sold approximately 54,000 Telguard units and activated roughly 59,000 Telguard units. Terminal sales in the second quarter of 2008 decreased over the prior year period to $3.8 million due to major orders rolling into the third quarter of 2008.
“We posted strong profitability this quarter, driven by our Telguard business, where we experienced a growing percentage of higher-margin service revenue as well as a higher proportion of commercial units in the product mix,” stated Joe Beatty, president and chief executive officer of Telular Corporation. “During the second quarter, we generated $3.4 million of cash from operations and added approximately $6.0 million to our cash balance to further strengthen our balance sheet. Despite the current economic malaise and housing slump, we expect to grow our total Telguard subscriber base to approximately 450,000 by fiscal 2008. Moreover, we plan to drive additional Telguard growth by becoming more aggressive in our sales and marketing efforts and assisting our dealers and distributors in conveying the benefits of wireless to end users of security services.”
“While we are still seeing growth opportunities in our Telguard and Terminals businesses, we are accelerating our development of solutions to serve additional machine-to-machine (M2M) vertical markets. Our success with growing Telguard revenues, one of the largest M2M vertical markets, offers clear evidence that we have the technical expertise and experience to enter M2M vertical markets like agriculture, where the competitive landscape is underdeveloped. Looking ahead, we remain focused on leveraging our expertise in the wireless industry to fuel accelerated revenue growth,” concluded Mr. Beatty.

The Company is still marketing the fixed cellular phone business for sale even though the process has not yet yielded a buyer. Telular will continue to operate the unit in order to sell the remaining inventory and service customers.
Investor Conference Call
Telular’s quarterly conference call will be held today at 10:00 A.M. Central Time. To participate on the teleconference from the United States and Canada dial 800-240-2134 (International dial 303-262-2125). You may also monitor the call via webcast at www.telular.com (select Earnings Conference Calls in Investor Relations). A replay of the call will be available through Saturday, May 3, 2008 by dialing 800-405-2236 (enter pass code 11112234#) or internationally at 303-590-3000 (enter pass code 11112234#) beginning two hours after completion of the call.
About Telular
About Telular Corporation
Telular Corporation provides event monitoring and wireless access solutions for business and residential customers, enabling analog devices such as phones, faxes and computers to link directly with existing wireless connections. With over 20 years of experience in the wireless industry, Telular Corporation has developed patented technologies, providing businesses and consumers a bridge between their multiple communications technologies and a single wireless connection, delivering remote extension capabilities and access to voice, fax and data streams without significant network investment or disruption. Headquartered in Chicago, IL, Telular Corporation has sales offices in Atlanta and Miami. For more information, please visit www.telular.com.
Investor Relations Contact:
Brinlea Johnson
The Blueshirt Group
(212)-551-1453
brinlea@blueshirtgroup.com
Please be advised that some of the information in this release presents the Company’s intentions, beliefs, judgments and expectations of the future and are forward-looking statements. It is important to note that the Company’s actual results could differ materially from these forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s report on Form 10-K for the fiscal year ended September 30, 2007 Copies of these filings may be obtained by contacting the Company or the SEC.

TELULAR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
AND STATEMENTS OF CASH FLOWS
(Dollars in thousands, except share data)
BALANCE SHEETS

	March 31,	September 30,
	2008	2007
	(Unaudited)
ASSETS
Cash and cash equivalents	$16,196	$10,254
Restricted cash	—	340
Trade receivables, net	11,590	19,723
Inventories, net	8,739	3,500
Prepaid expenses and other current assets	403	108
Assets of discontinued operations	15,266	17,959

Total current assets	52,194	51,884

Property and equipment, net	1,233	1,391
Other assets	2,197	2,333

Total assets	$55,624	$55,608

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$11,960	$17,242
Total stockholders’ equity *	43,664	38,366

Total liabilities and stockholders’ equity	$55,624	$55,608

*	At March 31, 2008, 19,258,000 shares were outstanding
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended March 31,
	2008	2007
	(Unaudited)	(Unaudited)
Net cash provided from (used in) continuing operations:
Net cash provide by (used in) operating activities	$3,447	$(184)
Net cash provided from (used in) investing activities	149	(327)
Net cash provided by (used in) financing activities	2,323	(3,302)

	5,919	(3,813)

Net cash provided from discontinued operations	23	4,976

Net increase in cash and cash equivalents	$5,942	$1,163

TELULAR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share data)
Unaudited

	Three Months Ended March 31,		Six Months Ended March 31,
	2008	2007	2008	2007
Revenues
Net product sales	$14,064	$12,650	$28,394	$23,663
Service revenue	5,549	4,240	10,945	7,990

Total revenue	19,613	16,890	39,339	31,653

Cost of Sales
Net product cost of sales	9,351	9,361	19,134	16,981
Service cost of sales	2,633	2,197	5,529	4,335

Total cost of sales	11,984	11,558	24,663	21,316

Gross margin	7,629	5,332	14,676	10,337

Operating Expenses
Engineering and development expenses	1,302	1,794	2,669	3,445
Selling and marketing expenses	1,924	1,722	3,470	3,324
General and administrative expenses	1,952	1,586	3,846	3,054

Total operating expenses	5,178	5,102	9,985	9,823

Income from operations	2,451	230	4,691	514
Other income, net	34	58	41	22

Income from continuing operations before income taxes	2,485	288	4,732	536
Provision for income taxes	—	—	—	—

Income from continuing operations	2,485	288	4,732	536
Loss from discontinued operations	(2,178)	(2,108)	(2,743)	(4,435)

Net income (loss)	$307	$(1,820)	$1,989	$(3,899)

Income (loss) per common share:
Basic
Continuing operations	$0.13	$0.02	$0.24	$0.03
Discontinued operations	(0.11)	(0.12)	$(0.14)	$(0.25)

Net income (loss)	$0.02	$(0.10)	$0.10	$(0.22)

Diluted
Continuing operations	$0.13	$0.02	$0.24	$0.03
Discontinued operations	(0.11)	(0.12)	$(0.14)	$(0.25)

Net income (loss)	$0.02	$(0.10)	$0.10	$(0.22)

Weighted average number of common shares outstanding:
Basic	19,230,267	18,126,714	19,096,585	18,097,779
Diluted	19,343,693	18,126,714	19,695,980	18,097,779